Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2015 First Quarter Conference Call Script

Call date: Monday, May 4, 2015

Call time: 10:00 a.m. Mountain Time

Good morning and welcome to the Where Food Comes From 2015 first quarter earnings conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining us today.

As you saw from our news release this morning, Where Food Comes From continued to deliver solid year-over-year revenue growth and improved profitability. Keep in mind, the first quarter is typically one of our two slower quarters, so we’re especially pleased with the growth we achieved on both our top and bottom lines in the period.

In the first quarter…

•	Total revenue increased 46% to $2.1 million from $1.4 million.

•	That growth reflected good progress in all three components of our revenue mix, and I’d like to spend a little time on each one of those segments to give you a better understanding of what is driving our growth.

•	Verification services revenue increased 41% to $1.8 million from $1.3 million. This increase was comprised of both organic and M&A growth. On the organic side, we are adding new customers for a variety of reasons, including proliferation of Non-GMO certification demands, increased organic food certification, expansion of Whole Foods’ GAP program, the growing impact of the USDA’s Animal Disease Traceability program, and the important new pilot project we are working on in Canada with McDonald’s. In addition, on the M&A side we brought on some new customers with our Sterling Solutions acquisition.

•	Product revenue comprised of cattle identification ear tags increased 107% to nearly $280,000 from $135,000. Just as it did in the fourth quarter, the USDA’s ADT mandate played a big role in this growth. We are just scratching the surface with ADT, which is being phased in over the next four or five years when different segments of the beef supply chain will be coming into compliance with animal identification and traceability requirements. Thus far, in the early stages of the program, the enforcement is focused primarily on dairy cattle due to the interstate travel aspects of that segment.

•	The third component of revenue is our Where Food Comes From labeling program. After several quarters of year-over-year growth in this segment, we saw a decline in revenue in Q4 and Q1 due to a change in beef suppliers by our largest labeling customer – Heinen’s Fine Foods – although our labeling of Heinen’s pork, poultry and lamb continued as usual. For the quarter, total labeling revenue declined 24% year over year to $27,000 from $36,000. There are two pieces of good news, however. One, toward the end of the first quarter we resumed beef labeling at Heinen’s on a limited basis and expect that to return to year over year growth mode as time go on. Second, and perhaps more importantly, we recently added 20 new grocery customers, representing about 200 individual stores, to our labeling customer base. These stores – located on the East and West Coasts with a few in the Midwest – are carrying Where Food Comes From labels and QR codes on Shepherd’s Pride Lamb products. So between initial revenue from these new grocery customers and a partial resumption of revenue from Heinen’s beef labeling, our Q1 labeling revenue nearly quadrupled over the fourth quarter and we think we’re in a position to resume year over year growth in this segment.

•	A quick word now on gross margins. Gross profit in terms of dollars in Q1 increased 73% to $960,000 from $560,000 year over year. Gross margin percentage increased to 46% from 39%. The latter was due, in order of impact, to increased sales of higher-margin ear tags and to the benefits of services bundling that we are uniquely qualified to provide producer customers due to size and scope of our verification services portfolio. By conducting two or more verification audits at once, we are able to simplify the process for our customers and at the same time reduce our costs and increase our profit margin.

•	Selling, general and administrative expenses grew by only 14% year over year and improved to 46% of revenue in Q1 from 58% of revenue in the first quarter last year.

•	Net income attributable to Where Food Comes From in Q1 increased to $55,000 from a loss of $134,000 in the same quarter a year ago.

•	We generated nearly $400,000 in cash from operations in the first quarter – way up of $90,000 in Q1 last year.

•	Our balance sheet remains very strong with more than $3.2 million in cash, cash equivalents and restricted cash and virtually no long-term debt.

Before I open the call to questions, I want to mention two other highlights from the first quarter.

First, I want to congratulate our President, Leann Saunders (my wife), on her election as the new chair of the U.S. Meat Export Federation. The USMEF is a nonprofit trade association working to create new opportunities and develop existing and potentially new international markets for U.S. beef, pork, lamb and veal. Headquartered in Denver, USMEF has offices all over the world, including some areas that could make things pretty interesting should they open their markets to us. This extensive international presence enables USMEF to have a finger on the pulse of vital markets around the world, so it’s especially nice to have Leann – and by extension, Where Food Comes From – well represented in things going on around there.

Second, and also in the first quarter, Where Food Comes From became an early member of the newly formed US Roundtable for Sustainable Beef. The USRSB is a group of U.S. beef value chain participants, including producers, processors, retailers, foodservice operators, packers, allied industry and non-governmental organizations such as Where Food Comes From. The purpose of the group is to identify sustainability indicators, establish verification methodologies, and generate field project data to test and confirm sustainability concepts for use throughout the United States. The USRSB adopts an approach whereby social, economic and environmental considerations are balanced to achieve sustainable outcomes. Consumers are increasingly interested in the social, economic and environmental impacts of the beef they purchase, and the diversity of the stakeholders involved in the USRSB underscores how seriously these issues are being taken by the entities who must be accountable to consumers. Combined with the work we’re doing with certain domestic producers, as well as the pilot project for sustainable beef in Canada that McDonald’s had the foresight to initiate, participation in this program strengthens our Company’s position at the forefront of verification standards in North America.

In closing, and on behalf of the Board of Directors and employees of Where Food Comes From, I want to thank you for your continued support of our efforts.

With that I’ll open the call to questions….operator?

Question-and-Answer Session

Operator: Thank you. And our first question is from Marc Robins with Catalyst Research. Please go ahead.

Marc Robins - Catalyst Research: Hey, thank you, John. That’s a very impressive first quarter given the seasonality of your business, so congratulations. That’s very nice to see.

John Saunders - Chairman and Chief Executive Officer: Thanks Marc, appreciate it.

Marc Robins - Catalyst Research: Hey, I am a little behind here, so John, so give me a hand if wouldn’t mind it. What happened to the meat supplier at Heinen’s where there was just retail labeling pulled?

John Saunders - Chairman and Chief Executive Officer: The primary supplier for Heinen’s was a company that we help them identify out at California that was a long-term customer of ours and last spring due to a number of reasons they sold that brand, not the plan, but they sold that brand to - and the suppliers that participated to a competitive company and that company had other customers for the beef. So Heinen’s found themselves in a situation where they - that their supplier had was transferred to another retailer. And in the process and over the last year, we’ve been helping them to identify a replacement, which they’ve done, but because of the requirements of the program and the relationship that we have with Heinen’s and the way that they are promoting our program in the store, we felt it was better to not label the product and its entirety as opposed to potentially not having product that we could verify 100%. So that’s what we are waiting to get back to.

Marc Robins - Catalyst Research: And that pops two interesting questions. What did you hear from Heinen’s as to what the response was regarding their customers and the fact that they didn’t have the Where Food Comes From, good housekeeping seal of approval on their meat products? And then the second question is the new owner of that brand, have they become familiar with your product and could they become a customer?

John Saunders - Chairman and Chief Executive Officer: Those are both great questions, I’ve got Leann here in the office and she is going to text that, okay Marc?

Marc Robins - Catalyst Research: Okay.

Leann Saunders - Co-Founder, President and Chief Operating Officer: Good morning, Marc.

Marc Robins - Catalyst Research: Hey, good morning, Leann.

Leann Saunders - Co-Founder, President and Chief Operating Officer: So to answer your question, particularly, yes, I think from all indications from the Heinen’s team in that has become kind of a share branding initiative, but Where Food Comes From that they wanted to quickly get back on it as soon as possible. We are actually in the process of running some consumer market research to really understand from a quantitative perspective, the impacts at the consumer level, but from a qualitative perspective, they said, they wanted to get back on the product as soon as possible, because that is just become so important so they’re branding to their consumers. On the second question, yes, it does offer opportunity to extend the branding initiative out to other potential brands to carry the Where Food Comes From label and so that’s what we are working on right now Marc.

Marc Robins - Catalyst Research: It just seems to me like you might, you should be, will say busy, given the announcements made by the various restaurants or meat producers, I guess Chipotle and the non-GMO and so forth, I would kind of think that your phone just not doesn’t stop ringing?

John Saunders - Chairman and Chief Executive Officer: Marc, I’m just working my fingers to the bone here Marc.

Marc Robins - Catalyst Research: Hey, from Leann I would believe that, from you I don’t know.

John Saunders - Chairman and Chief Executive Officer: Just a lots of laugh going on over in the whole call so.

Marc Robins - Catalyst Research: I guess that’s just the three of us laughing. This margin that you have, the gross margin, is there any chance of that kind of gross margin could continue as we go into the second, third and fourth quarters or is there going to be changes internal to the activity of the business that might swing that one way or the other?

John Saunders - Chairman and Chief Executive Officer: I think, it will be similar, I don’t think we’ll see the same kind of increases again, I think it’s just a bigger mix of our revenue is the cattle ear tags that we’re selling and it’s become more not extremely profitable, but much more profitable than it was in the past, so we are excited about the growth there, but I think it will be pretty consistent over the year.

Marc Robins - Catalyst Research: Yeah, that’s great. Okay, hey, thanks ever so much, I appreciate it.

John Saunders - Chairman and Chief Executive Officer: You bet, Marc.

Operator: And it appears we have no further questions at this time. I would like to now turn it back over to Mr. Saunders for any additional or closing remarks.

John Saunders - Chairman and Chief Executive Officer: Once again, I want to thank everybody for the participation, looks like we had a great call. A lot of people that we have – we’ve talked here in the last year or so, those of you are that coming tomorrow look forwarding to seeing you at the Shareholder Meeting here in Castle Rock. Have a great day.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s conference. Thank you for calling. Good-bye.